AMENDMENT NO. 2

      AMENDMENT NO. 2, dated as of September 29, 2000 to Loan and Pledge Agreement dated as of October 21, 1997 (the "Loan Agreement"), between CUSTODIAL TRUST COMPANY ("Bank"), a bank and trust company organized and existing under the laws of the State of New Jersey, and MAXXAM INC. ("Borrower"), a corporation organized and existing under the laws of the State of Delaware.

      WHEREAS, Borrower wishes to extend by one year the lending arrangement set forth in the Loan Agreement, and Bank is willing to grant such extension;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. AMENDMENTS. (a) Section 4(c) of the Loan Agreement is hereby amended to read in its entirety as follows: "Borrower shall repay the Term Loan in its entirety on the fourth anniversary of the date of this Agreement." All other terms and conditions in the Loan Agreement remain unchanged.

      2. EFFECTIVE DATE. This Amendment No. 2 shall be effective as of the date hereof.

      3. GOVERNING LAW. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 2 to the Loan Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

                                        MAXXAM INC.


                                        By:        /S/ PAUL N. SCHWARTZ
                                        Name:       Paul N. Schwartz
                                        Title:      President




                                        CUSTODIAL TRUST COMPANY

                                        By:        /S/ RONALD D. WATSON
                                        Name:       Ronald D. Watson
                                        Title:      President